Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. REPORTS RESULTS FOR THIRD QUARTER 2009

Highlights

▪	TCE revenues were $64.5 million, up slightly from $63.7 million in the third quarter 2008
▪	Net loss was $10.1 million compared with a net loss of $9.7 million in the same period a year ago
▪	Net loss in the third quarter of 2009 and 2008 included impairment charges of $12.5 million and $19.3 million, respectively
▪	Board of Directors votes to suspend the Partnership’s quarterly $0.375 per unit dividend
▪	Distribution coverage ratio was 74% for the quarter
▪	85% of revenue days on term charters for the balance of 2009, 59% in 2010 and 55% in 2011

TAMPA, FL – November 2, 2009 – OSG America L.P. (OSG America or the Partnership) (NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported financial results for the third quarter and nine months ended September 30, 2009.

For the third quarter ended September 30, 2009, the Partnership reported a net loss of $10.1 million, compared with a net loss of $9.7 million in the same period of 2008. Net loss in the third quarter of 2009 included impairment charges totaling $12.5 million related to the Overseas Philadelphia and Overseas Diligence. Net loss in the third quarter of 2008 included a $19.3 million impairment charge related to the Overseas Integrity, which was sold in 2009. Time charter equivalent (TCE)1 revenues were $64.5 million, up slightly from $63.7 million. The increase in TCE revenues was principally due to the delivery of three new product carriers since the third quarter of last year, which are on medium-term fixed rate charters, offset by the lay up of three older single hull product carriers and one smaller double hull ATB, and lower rates earned on non-Jones Act product carriers. Charter hire expenses increased 54% quarter-over-quarter to $17.5 million, principally due to expenses associated with newly delivered Jones Act product carriers. General and administrative expenses increased by $1.0 million to $5.9 million, due to $1.3 million of expenses incurred during the quarter associated with the expected tender offer by Overseas Shipholding Group, Inc. (OSG; NYSE: OSG), further discussed later in this press release. OSG owns a 77.1% interest in the Partnership.

Myles Itkin, President and CEO, said, “U.S oil demand in the third quarter of 2009 was approximately 18.3 million barrels per day, down 600,000 barrels per day compared with the third quarter last year, representing the seventh consecutive quarterly decline in U.S. oil demand. In addition, U.S. Gulf Coast refining utilization levels in 2009 have been consistently below those in 2008 except when hurricanes caused damage to the refining infrastructure and utilization rates fell to approximately 60% in September 2008. These factors resulted in fewer clean product seaborne Jones Act movements which increased waiting time for vessels trading in the spot market. The number of Jones Act vessels currently in lay up is nine, with two OSG vessels previously in lay up having commenced grain voyages during the quarter.”

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1  Time charter equivalent (TCE) revenues, distributable cash flow and EBITDA are non-GAAP financial measures. See Appendix for a description or reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Declining U.S. oil demand and refining margins have caused many refiners to re-evaluate their previously announced expansion plans to increase U.S. Gulf Coast refining capacity levels. Announcement of reductions in capital spending plans began last year and resulted in the elimination and delay of refinery expansion and upgrade projects that would have increased the supply of gasoline and middle distillates and associated demand for U.S. Jones Act vessels.

For the nine months ended September 30, 2009, the Partnership reported net income of $0.8 million compared with a net loss of $1.0 million in the same period of 2008. Net income in the first nine months of 2009 included severance and relocation costs and loss on sale or impairment of vessel aggregating $15.3 million. Net loss in the first nine months of 2008 included an impairment loss of $19.3 million. TCE revenues increased 11% to $196.2 million from $176.0 million in the same period of 2008. Higher TCE revenues reflect an increase of 595 revenue days due primarily to four Jones Act product carriers that delivered during 2008 and 2009.

Quarterly and Recent Events

Elimination of Quarterly Dividend

On October 29, 2009, the Board of Directors of OSG America L.P. in a four-to-three vote, approved the suspension of the third quarter distribution to both common and subordinated unitholders. The three independent board members voted against the suspension of distributions to the common unitholders.

Update on Vessels in Lay Up

During the quarter, the Overseas Galena Bay and Overseas Puget Sound were taken out of lay up to perform grain voyages. The OSG 214 and Overseas New Orleans remain in lay up. OSG America continues to receive time charter revenues from OSG for the Overseas New Orleans, but at a reduced daily rate reflecting a pass-back to OSG of vessel expense savings realized during the lay up period.

Vessel Impairments

The Partnership’s fleet includes four single hull product carriers with limited remaining useful lives (two are to be phased out in 2012 and two in 2013) and one 1977-built double hull tanker with a less efficient gas turbine engine. As a result of negative market factors and current recessionary economic conditions, the Partnership has put three of its four single hull product carriers in lay up for varying amounts of time in 2009 and has had to evaluate future employment opportunities for the Overseas Diligence, the above mentioned 1977-built tanker, after it completes its service in lightering, which is expected to occur in the first half of 2010. The Partnership was recently informed that the time charter for the Overseas Philadelphia, a single hull vessel, will not be extended beyond its current expiry in January 2010. This vessel is required to be phased out by May 2012 and its next special survey is scheduled to occur in the first half of 2010. Accordingly, the Partnership recorded a charge of $12.5 million to write down the carrying amount of the Overseas Diligence and Overseas Philadelphia to their estimated fair values as of September 30, 2009.

Tender of OSG America L.P. – On September 24, 2009, OSG announced an increase in its offer price to tender for all of the outstanding common units of OSG America held by the public to $10.25 per unit. The increase represented a 28% increase over the original proposed offer price of $8.00 per unit, and a premium of approximately 44% over the closing price of OSG America on July 29, 2009, the date the proposed tender was initially announced. OSG has stated that the tender offer is expected to commence the first week of November after all necessary documentation is completed.

Negotiations with AMSC – On August 31, 2009, OSG and American Shipping Company ASA (AMSC, collectively the “parties”) announced that a nonbinding settlement proposal had been signed seeking to settle all outstanding commercial disagreements between OSG and AMSC. The proposal is intended to resolve certain liquidity issues previously disclosed by Aker

Philadelphia Shipyard ASA (APSI), so as to allow APSI to complete construction of the remaining five vessels in the 12-ship program. All 12 vessels have been chartered out to OSG or OSG America. The proposal also provides for the dismissal with prejudice of all the claims in the arbitration among the parties and contains a number of provisions materially altering the prior agreements among the parties. The proposal is nonbinding. The parties are negotiating definitive agreements to implement the proposal but there can be no assurance that definitive agreements will be entered into. In addition, the proposal is subject to certain conditions precedent, including the receipt of third party approvals from various lenders and governmental authorities, the execution and delivery of satisfactory definitive documentation and the completion of satisfactory due diligence.

Seven AMSC-owned product carriers are included in the Partnership’s operating fleet, and another one is part of its newbuild fleet. The Partnership has options to acquire from OSG the equity of the entities that have rights to bareboat charter from AMSC up to four product carriers, two of which will be converted to shuttle tankers by OSG.

Key Financial Metrics

As of September 30, 2009, total debt outstanding was $74.5 million and $170 million was available under the Partnership’s $200 million senior secured revolving credit facility.

The Partnership generated $8.5 million of distributable cash flow for the third quarter of 2009, resulting in a distribution coverage ratio of 74%.

Fleet Information and Key Metrics

At September 30, 2009, the Partnership’s fleet totaled 30 vessels, aggregating 1.25 million deadweight tons, including six vessels (two ATBs and five product carriers) for which the Partnership has options to purchase the equity of entities that own or bareboat charter-in such vessels within one year of each vessel’s delivery to OSG. See OSG America’s website for a detailed fleet list.

Vessel Type	No. of Vessels Owned	No. of Vessels Chartered-In	Total as of Sept. 30, 2009	Total Dwt
Jones Act ATBs	8	1	9	280,126
Jones Act Product Carriers	5	7	12	554,757
Non-Jones Act Product Carriers	2	-	2	93,224
Total Operating Fleet	15	8	23	928,107
Jones Act ATBs	2	-	2	91,112
Jones Act Product Carriers/Shuttle Tankers	-	5	5	234,075
Total Newbuild and Option Vessels Fleet	2	5	7	325,187
TOTAL FLEET	17	13	30	1,253,294

Utilization2 during the third quarter of 2009 for the Jones Act ATBs, Jones Act product carriers, and non-Jones Act product carriers was 84.8%, 93.4% and 98.4%, respectively. Third quarter utilization for Jones Act ATBs and Jones Act product carriers was negatively impacted by the lay up of the OSG 214 and Overseas Galena Bay, respectively.

The following tables provide information with respect to average daily TCE rates earned, revenue days, average daily vessel expenses and operating days for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended Sep. 30, 2009		Three Months Ended Sep. 30, 2008		Nine Months Ended Sep. 30, 2009		Nine Months Ended Sep. 30, 2008
	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates
Jones Act ATBs	702	$30,566	776	$30,227	2,236	$30,712	2,172	$31,713
Jones Act Product Carriers	1,031	38,716	906	35,212	2,970	38,086	2,496	34,597
Non-Jones Act Product Carriers	181	17,232	184	45,353	541	26,571	484	42,957
	1,914		1,866		5,747		5,152

•

TCE rates for Jones Act product carriers increased by approximately $3,500 per day compared with the same period of 2008 reflecting higher time charter rates on charter agreements executed in 2006 for three vessels that entered the fleet after the third quarter of 2008 and higher TCE rates earned on one product carrier performing lightering.

•

Significantly lower rates for non-Jones Act product carriers reflect a combination of reduced worldwide oil demand and increased fleet tonnage, which have adversely impacted the international product carrier market in which these two vessels trade approximately half the time.

	Three Months Ended Sep. 30, 2009		Three Months Ended Sep. 30, 2008		Nine Months Ended Sep. 30, 2009		Nine Months Ended Sep 30, 2008
	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses
Jones Act ATBs	828	$8,906	840	$8,333	2,457	$9,247	2,444	$ 8,099
Jones Act Product Carriers	1,104	14,602	931	17,878	3,066	15,685	2,650	17,265
Non-Jones Act Product Carriers	184	11,473	184	11,304	546	10,137	548	13,358
	2,116		1,955		6,069		5,642

•

Daily operating expenses for Jones Act ATBs in the third quarter of 2009 were $573 per day higher than in the third quarter of 2008 due primarily due to the charter-in by OSG of the OSG 400, which charter-in was converted from a time charter to a bareboat charter in November 2008. The larger size of the OSG 400 plus the complexity of the lightering trade results in higher average daily vessel expenses. The operating expense increase from the bareboat charter-in of the OSG 400 was partially offset by the operating expense savings resulting from the lay up of the OSG 214.

•

The decline in quarter-over-quarter daily expenses on Jones Act product carriers reflects lower expenses associated with the lay up of the Overseas Galena Bay, Overseas New Orleans, and Overseas Puget Sound, the latter two of which are chartered-out to OSG through December 31, 2009. At OSG’s option, the vessels can be placed in lay up and the resulting savings passed back to OSG as a reduction in the daily time charter rate paid to the Partnership.

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2  Utilization is defined as revenue days (the number of calendar days during the period less days off hire for drydock, repair and lay up multiplied by the number of vessels) divided by the sum of operating days (the total number of calendar days multiplied by the number of vessels, excluding time chartered-in vessels) and time chartered-in days.

Off Hire and Scheduled Drydocks

All U.S. Flag vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the third quarter of 2009 and anticipated days off hire for the Partnership’s owned and bareboat chartered-in vessels for the fourth quarter. Actual off hire days in the third quarter of 2009 were 37 days lower than the prior projection of 239 days principally due to the Overseas Galena Bay commencing a grain voyage during the third quarter. Projected off hire days for the fourth quarter of 2009 include the lay up of the OSG 214, and the Overseas Galena Bay upon completion of its current voyage. The OSG 242 is scheduled to drydock in the fourth quarter.

	Actual Days Off Hire	Projected Days Off Hire
	Q309	Q4O9
Jones Act ATBs	126	170
Jones Act Product Carriers	73	64
Non-Jones Act Product Carriers	3	3
Total	202	237

Total lay up days in the third quarter was 161

Statements of Operations

	Three Months Ended		Nine Months Ended
($ in thousands, except per unit amounts)	Sep. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2008
Shipping Revenues:
Time charter revenues	$47,774	$43,193	$138,620	$112,291
Voyage charter revenues	23,347	31,019	76,066	97,181
	71,121	74,212	214,686	209,472
Operating Expenses:
Voyage expenses	6,629	10,509	18,526	33,447
Vessel expenses	25,606	24,857	76,344	70,825
Charter hire expenses	17,547	11,385	46,718	30,230
Depreciation and amortization	12,759	12,902	38,379	39,602
General and administrative	5,910	4,857	17,151	15,862
Severance and relocation costs	—	—	2,100	—
Loss on sale or impairment of vessel	12,500	19,319	13,198	19,319
Total operating expenses	80,951	83,829	212,416	209,285
(Loss)/income from vessel operations	(9,830)	(9,617)	2,270	187
Equity income of affiliated companies	877	1,127	2,015	2,750
Operating (loss)/income	(8,953)	(8,490)	4,285	2,937
Other income	14	87	17	208
	(8,939)	(8,403)	4,302	3,145
Interest expense	1,143	1,295	3,516	4,153
Net (loss)/income	($10,082)	($9,698)	$786	($1,008)

General partner’s interest in net (loss)/ income	($202)	($194)	$16	($20)
Limited partners’ interest in net (loss)/income	($9,880)	($9,504)	$770	($988)

Weighted-average units outstanding – basic and diluted	30,004,500	30,002,250	30,004,500	30,002,250

Balance Sheets

($ in thousands)	As of Sep. 30, 2009	As of Dec. 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$11,379	$10,529
Voyage receivables	19,025	18,900
Other receivables	4,550	4,129
Inventory	2,989	1,855
Prepaid expenses and other current assets	5,655	4,770
Total current assets	43,598	40,183
Vessels, less accumulated depreciation	377,154	404,462
Vessel held for sale	—	1,310
Deferred drydock expenditures, net	18,563	26,536
Investment in Alaska Tanker Company, LLC	2,051	5,382
Intangible assets, less accumulated amortization	78,967	82,417
Other assets	18,735	14,271
Total assets	$539,068	$574,561

Liabilities and Partners’ Capital
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$30,625	$19,282
Advances from affiliated companies	14,190	12,586
Current portion of debt	3,144	3,007
Total current liabilities	47,959	34,875

Long-term debt	71,371	88,746
Other non-current liabilities	9,700	7,994
	129,030	131,615
Partners’ Capital	410,038	442,946
Total liabilities and partners’ capital	$539,068	$574,561

Cash Flow Statements

	Nine Months Ended
($ in thousands)	Sep. 30, 2009	Sep. 30, 2008
Cash Flows from Operating Activities:
Net income/(loss)	$786	{$1,008)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	38,379	39,602
Undistributed earnings of affiliated companies	3,331	2,994
Other – net	2,265	1,261
Loss on sale or impairment of vessel	13,198	19,319
Payments for drydocking	(3,663)	(21,923)
Changes in operating assets and liabilities:
(Increase) /decrease in receivables	(547)	8,958
Increase in other assets	(2,033)	(906)
Increase in accounts payable, accrued expenses and other liabilities	13,785	3,757
Net cash provided by operating activities	65,501	52,054

Cash Flows from Investing Activities:
Expenditures for vessels	(15,199)	(40,087)
Proceeds from sale of vessel	626	—
Net cash used in investing activities	(14,573)	(40,087)

Cash Flows from Financing Activities:
Net (repayments on)/proceeds from borrowings under revolving credit facility	(15,000)	78,000
Payments on debt and obligations under capital leases	(2,238)	(32,331)
Cash distributions paid	(34,444)	(28,700)
Payments for initial public offering transaction costs	—	(241)
Payments for deferred financing costs	—	(143)
Change in advances from affiliates	1,604	1,163
Net cash (used in)/provided by financing activities	(50,078)	17,748
Increase in cash and cash equivalents	850	29,715
Cash and cash equivalents at beginning of period	10,529	3,380
Cash and cash equivalents at end of period	$11,379	$33,095

Use of Non-GAAP Financial Information

Distributable Cash Flow

Distributable cash flow represents net (loss) / income adjusted for depreciation and amortization expense, undistributed income from affiliated companies, non-cash charter hire expense and estimated capital expenditure reserves. Distributable cash flow is a quantitative standard used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Distributable cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Partnership’s performance required by accounting principles generally accepted in the United States.

The table below reconciles distributable cash flow to net income as reported in the statements of operations:

($ in thousands)	Three Months Ended Sep. 30, 2009	Nine Months Ended Sep. 30, 2009
Net (loss) / income	($10,082)	$786
Add:
Depreciation and amortization	12,759	38,379
Interest expense	1,143	3,516
Distributions from affiliated companies	-	5,346
Loss on sale or impairment of vessel	12,500	13,198
Less:
Equity in income from affiliated companies	(877)	(2,015)
Non-cash charter hire expense	1,967	5,533
Cash interest expense	(1,060)	(3,266)
Drydocking capital expenditure reserve	(4,352)	(13,056)
Replacement capital expenditure reserve	(3,520)	(10,560)
Cash available for distribution	$8,478	$37,861

TCE Reconciliation

Consistent with general practice in the shipping industry, the Partnership uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenues generated from voyage charters to revenues generated from time charters. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance.

The following table reconciles TCE revenues to shipping revenues, as reported in the statements of operations:

	Three Months Ended		Nine Months Ended
($ in thousands)	Sep. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2008
TCE revenues	$64,492	$63,703	$196,160	$176,025
Voyage expenses	6,629	10,509	18,526	33,447
Shipping revenues	$71,121	$74,212	$214,686	$209,472

EBITDA

EBITDA represents operating earnings, which is before interest expense, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity.

While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles EBITDA to net income, as reported in the statements of operations:

($ in thousands)	Three Months Ended		Nine Months Ended
	Sep. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2009
Net (loss)/income	($10,082)	{$9,698)	$786	($1,008)
Interest expense	1,143	1,295	3,516	4,153
Depreciation and amortization	12,759	12,902	38,379	39,602
EBITDA	$3,820	$4,499	$42,681	$42,747

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Forward-Looking Statements - This press release may contain forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the outcome of negotiations with AMSC, OSG’s intention to tender for the outstanding common units of the Partnership, the payment of cash distributions, the timely delivery of newbuilds in accordance with contracted terms, projected drydocking schedule, off hire days for the fourth quarter of 2009 and the forecast of U.S. economic activity and U.S. oil demand. These statements are based on certain assumptions made by the Partnership’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2008 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

Conference Call Information - OSG America has scheduled a conference call for November 2, 2009 at 1:00 p.m. ET. Dial-in information for the call is (877) 941-2069 (domestic) and (480) 629-9713 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osgamerica.com in the Investor Relations & News Webcasts and Presentations section. The webcast will be available for 90 days. A replay of the call will be available by telephone through midnight November 9, 2009; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 4170580.

About OSG America L.P. - OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 23 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

Contact Information - For more information contact Jennifer L. Schlueter, Vice President Investor Relations and Corporate Communications, OSG Ship Management, Inc. at +1 212.578.1699